EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Citi Trends, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-125611) on Form S-8 of Citi Trends, Inc., our reports dated April 11, 2012, with respect to the consolidated balance sheets of Citi Trends Inc. and subsidiary as of January 28, 2012 and January 29, 2011, and the related statements of operations, stockholders’ equity, and cash flows for each of the fiscal years ended January 28, 2012, January 29, 2011, and January 30, 2010, and the effectiveness of internal control over financial reporting as of January 28, 2012, which reports appear in the January 28, 2012 annual report on Form 10-K of Citi Trends, Inc.

/s/ KPMG LLP
Jacksonville, Florida
April 11, 2012
Certified Public Accountants